Exhibit 4.1

KAMAN CORPORATION
AND
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
FIRST SUPPLEMENTAL INDENTURE
July 15, 2019
3.25% Convertible Senior Notes Due 2024
FIRST SUPPLEMENTAL INDENTURE, dated as of July 15, 2019 (this “Supplemental Indenture”), between Kaman Corporation, a Connecticut corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), to the Indenture, dated as of May 12, 2017 (the “Original Indenture”), between the Company and the Trustee.
WHEREAS, the Company has heretofore executed and delivered the Original Indenture, pursuant to which the Company issued its 3.25% Convertible Senior Notes Due 2024 (the “Notes”);
WHEREAS, the Company has solicited consents (each a “Consent” and collectively the “Consents”) of Holders to the amendments of the Original Indenture and to the Notes set forth in Article II of this Supplemental Indenture (the “Amendments”) upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated July 8, 2019 (the “Consent Solicitation Statement”);
WHEREAS, Section 10.02 of the Original Indenture provides that the Company and the Trustee may amend or supplement the Original Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;
WHEREAS, the Company has received and delivered to the Trustee written evidence of the Consents from Holders of more than a majority of the outstanding aggregate principal amount of the Notes to effect the Amendments;
WHEREAS, the Board of Directors of the Company by resolutions adopted on June 25, 2019 has duly authorized, on behalf of the Company, this Supplemental Indenture;
WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officers’ Certificate and an Opinion of Counsel as contemplated by Section 10.05 of the Original Indenture; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.
WITNESSETH:
NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS
Section 1.1Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

( a)a term defined in the Original Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

( b)the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

( c)unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

( d)Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.2Definitions in the Original Indenture.

(a)The Original Indenture is hereby amended and supplemented by adding the following additional definition to Section 1.01 of the Original Indenture in the appropriate alphabetical order:

““Transactions” shall mean the transactions contemplated under the Share Purchase Agreement dated as of June 25, 2019, by and among Kaman Corporation, LJ KIT Blocker, Inc., LJ KAI Blocker, Inc. and LJ KFP Blocker, Inc.”

ARTICLE II

AMENDMENTS TO THE ORIGINAL INDENTURE

Section 2.1The Original Indenture is hereby amended to insert a new Section 4.10 to read as follows and the corresponding change shall be made to the Original Indenture’s Table of Contents:

“Section 4.10. Transactions Permitted.

(a)    Notwithstanding any other provision of this Indenture (including, for the avoidance of doubt, Article 11), the Transactions and the consummation thereof are, for the avoidance of doubt, permitted under and not prohibited by this Indenture and shall not result in any Default or Event of Default under this Indenture. For the avoidance of doubt, none of the requirements or conditions set forth in Sections 11.01, 11.02 or 11.03 will apply with respect to the Transactions.

(b)    In addition, and notwithstanding anything to the contrary herein, for the purposes of Articles 14 and 15 hereof, the consummation of the Transactions shall be deemed to constitute a Fundamental Change and a Make-Whole Fundamental Change.”

ARTICLE III

MISCELLANEOUS

Section 3.1Operativeness of Amendments. This Supplemental Indenture will become effective immediately upon its execution and delivery by the parties hereto but the Amendments set forth in Article II of this Supplemental Indenture will not become operative unless and until the Consent Fee (as defined in the Consent Solicitation Statement) with respect to the Notes is paid in accordance with the terms and conditions of the Consent Solicitation Statement.

Section 3.2Ratification of Original Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 3.3Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.4Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).
Section 3.5Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.
KAMAN CORPORATION

By:    /s/ Shawn G. Lisle
Name:    Shawn G. Lisle
Title:    Senior Vice President, General Counsel and Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:    /s/ Philip G. Kane, Jr.
Name:    Philip G. Kane, Jr.
Title:    Vice President

[Signature Page to Supplemental Indenture]